UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 OR 15(d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 27, 2000

                               DTI HOLDINGS, INC.
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             (Exact Name of Registrant as Specified in its Charter)

                                    Missouri
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                (State or other jurisdiction of incorporation)

                                   333-50049
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                            (Commission File Number)

                                   43-1828147
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                       (IRS Employer Identification No.)


          8112 Maryland Ave., 4th Floor, St. Louis, Missouri 63105
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          (Address of Principal Executive Office)          (Zip Code)

               Registrant's telephone number, including area code:
                                 (314) 880-1800

Item 1.  Changes in Control of Registrant

     a) The Registrant announced on December 27, 2000 that Richard D. Weinstein, the founder, president, chief executive officer and a shareholder of the Registrant, has entered into an agreement with KLT Telecom Inc., the other shareholder of the Registrant, for the sale to KLT of an additional 31.2% of the Registrant's common stock, as more fully described in the press release attached to this Form 8-K.

     b) The Registrant has also been informed by KLT that it intends to make a cash tender offer to acquire at least 50.1% of the outstanding warrants to purchase the Registrant's common stock which were originally issued to the purchasers of the Registrant's existing 12 1/2 % Series B Senior Discount Notes, as more fully described in the press release attached to this Form 8-K. KLT's separate tender offer for the Registrant's outstanding warrants would result in KLT owning in excess of 80% of the Registrant's fully diluted shares upon successful completion of the stock purchase agreement between the KLT and Mr. Weinstein described above and in the attached press release.

Item 5.  Other Events

     a) The Registrant announced on December 27, 2000 that it plans to initiate a cash tender offer and consent solicitation relating to its 12 1/2% Series B Senior Discount Notes Due 2008 (the "Notes") in a Dutch Auction at a price per $1,000 of principal amount at maturity of not greater than $400 nor less than $250, in increments of $10, subject to a maximum payment of cash by the Registrant of $94,000,000, excluding accrued interest, as more fully described in the press release attached to this Form 8-K.

     b) The Registrant is also soliciting consents from the holders of the Notes representing at least a majority in aggregate principal amount of the outstanding Notes held by persons other than the Registrant or its affiliates to certain amendments to the Notes indenture, as more fully described in the press release attached to this Form 8-K. If the amendments become effective, each holder of Notes not purchased under the tender offer will be bound by such amendments, whether or not such holder consented to the amendments.

     c) The Registrant is providing the following updated liquidity, financial and contractual information as of December 22, 2000:

          The Registrant's current liabilities of $41.0 million exceeded its current assets of $15.7 million by $25.3 million.

          The Registrant's cash and cash equivalents totaled $12.7 million which is not expected to provide sufficient liquidity to meet its operating capital requirements beyond January, 2001.

          The Registrant's total indebtedness outstanding is $388.8 million.

          The Registrant's aggregate liabilities of $464.3 million, include deferred revenues of $41.2 million.

     d) The Registrant and a major telecommunications company entered into reciprocal agreements pursuant to which both parties would obtain dark fiber IRUs from the other party. The delivery dates for the routes varied and each had certain conditions to delivery. The agreement required the Registrant to complete delivery of dark fibers in metropolitan Kansas City by December 31, 2000. Failure of the Registrant to meet that due date would result in the payment to the other party of $500,000 as liquidated damages. Due to the inability of the Registrant to obtain permits on a timely basis from its rights-of-way providers, the Registrant will not be able to deliver those dark fibers to the other party by the due date. The Registrant has informed the other party of this delay and believes that the delay falls within the definition in the agreement of a force majeure event, which would excuse such delay for certain purposes. To date, the Registrant has received no response from the other party.

     This agreement also required the Registrant to construct, by a defined date, certain telecommunications shelter facilities along dark fiber routes of the other party in which the Registrant is to receive a dark fiber IRU. There were no specific damages to be paid due to any late completion date of these facilities, however, until such facilities are completed, the Registrant would not have access to the dark fibers along this route. The Registrant was delayed from commencing the engineering and construction process for these shelters due to the inability of the other party to provide the necessary route data. The Registrant recently received this data from the other party. The Registrant has repeatedly informed the other party that the initial due date for these facilities would have to the revised when the final route data arrived. Since this data has now arrived, the Registrant has informed the other party of the new delivery date due to this delay, but has not yet received a response from the other party.

Item 7.  Financial Statements and Exhibits

     C.  Exhibits

              Exhibit 99.1        Press release dated December 27, 2000

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      DTI HOLDINGS, INC.

Date: December 27, 2000               By:   /s/ GARY W. DOUGLASS
                                          --------------------------------------
                                           Gary W. Douglass
                                           Senior Vice President
                                             and Chief Financial Officer